EXHIBIT 99.1

Contact: Investor Relations
877-640-4856
investors@lendingtree.com

LendingTree Expects to Exceed FY 2015 Guidance; Announces Date of Fourth Quarter 2015 Earnings Release and Conference Call

CHARLOTTE, N.C. - LendingTree, Inc. (NASDAQ: TREE) today announced that it expects to exceed its previously provided guidance for fourth quarter and full-year 2015. These expectations are based on preliminary financial data and subject to final reporting and audit procedures. The Company’s previously provided guidance and updated outlook are reflected below:

Fourth Quarter and Full-Year 2015

•
Full-year 2015 revenue is now anticipated to be $252.5 - $253.5 million, representing growth of 51% compared to full-year 2014 and an increase from previous guidance of $244 - $247 million. This implies fourth quarter revenue of $76.6 - $77.6 million

•
Variable Marketing Margin is now anticipated to be in the range of $92.5 - $93.5 million, suggesting year-over-year growth of 42% - 43% and an increase from previous guidance of $89.0 - $91.0 million. This implies fourth quarter Variable Marketing Margin of $25.5 - $26.5 million.

•
Adjusted EBITDA is now anticipated to be in the range of $38.8 - $39.8 million, implying year-over-year growth of 78% - 82%, an increase from previous guidance of $38.3 - $38.8 million. This implies fourth quarter Adjusted EBITDA of $10.0 - $11.0 million.

“Both our mortgage and non-mortgage business continued to perform exceptionally well in the fourth quarter,” said Doug Lebda, founder and CEO of LendingTree. “Our mortgage business continued its growth trajectory through what is typically a seasonally-challenging period and despite market fears over rising interest rates. Additionally, we continue to see new growth drivers emerge and we’re particularly pleased with the performance in our credit cards and home equity marketplaces. We’ll discuss our final results on the call in February, at which time we’ll also address any updates to our full-year 2016 outlook.”

LendingTree, Inc. also announced that it will release its fourth quarter and full-year earnings results on Thursday, February 25, 2016 and will hold a conference call at 9:00 a.m. Eastern time on that day. Those interested in participating in the conference call may dial in five minutes prior to the start. The call will be simultaneously webcast via the company’s website at http://investors.lendingtree.com.

Conference call
Toll free #:  (877) 606-1416
(707) 287-9313 outside the United States/Canada

To listen to a replay of the call
Toll free #: (855) 859-2056
(404) 537-3406 outside the United States/Canada
Replay Passcode: 25527383

Replay will be available beginning at 10:00 a.m. Eastern Time on Thursday, February 25 until 11:59 p.m. on Wednesday, March 2, 2016.

Definitions of Certain Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies and legal fees for certain patent litigation, (6) adjustments for significant acquisitions or dispositions, and (7) one-time items. EBITDA is a non-GAAP measure defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

LendingTree is not able to provide a reconciliation of projected adjusted EBITDA to expected reported results due to the unknown effect, timing and potential significance of the effects of the wind-down of discontinued operations and tax considerations.

Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. For further information on LendingTree’s non-GAAP measures, see LendingTree’s press release dated October 26, 2015, included as Exhibit 99.1 to Form 8-K filed with the Securities and Exchange Commission on October 26, 2015.

Variable marketing margin is defined as revenue minus the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses, and is considered an operating metric.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, as amended. Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of its management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the results of reporting and auditing procedures to be performed; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; willingness of lenders to make unsecured personal loans and purchase leads for such products from the Company; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company’s relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2014, Quarterly Reports on Form 10-Q for the periods ended June 30, 2015 and September 30, 2015 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.

LendingTree, Inc. (NASDAQ: TREE) operates the nation’s leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loan for their needs.  LendingTree’s online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings.  Since inception, LendingTree has facilitated more than 55 million loan requests.  LendingTree provides consumers with access to lenders offering home loans, home equity loans/lines of credit, personal loans, auto loans, student loans and more. LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.